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                                                                    EXHIBIT 99.1

CHILDTIME LEARNING CENTERS COMMENCES RIGHTS OFFERING

FARMINGTON HILLS, MI, April 15, 2003 -- Childtime Learning Centers, Inc. (NASDAQ: CTIM), today announced that it has commenced its rights offering to existing shareholders of 100,000 units, each unit consisting of $35 principal amount of 15% subordinated notes due 2008 and 141 shares of common stock. Each shareholder of record on April 10, 2003 will receive one subscription right, entitling the holder to purchase one unit at a price of $158.52, for every 54 shares of common stock held on that date.

Subscription materials will be mailed as soon as practicable to shareholders. The subscription rights are exercisable until 5:00 p.m., New York City time, on May 15, 2003.

Substantially all of the proceeds from the offering will be used to refinance $14,000,000 in principal amount of subordinated debt, plus accrued and unpaid interest thereon, that Childtime incurred in July 2002 to finance its acquisition of substantially all of the assets of Tutor Time Learning Systems, Inc. and related working capital needs.

For additional information about the rights offering, please contact either Computershare Trust Company of New York (Subscription Agent) at (800) 245-7630 or Georgeson Shareholder (Information Agent) at (866) 216-0456.

Childtime Learning Centers, Inc., of Farmington Hills, MI, acquired Tutor Time Learning Systems, Inc. on July 19, 2002 and is now one of the nation's largest publicly traded child care providers with operations in 27 states, the District of Columbia and internationally. Childtime Learning Centers, Inc. has over 7,500 employees and provides education and care for over 50,000 children daily in over 450 corporate and franchise centers nationwide.